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CALCULATION OF 1 YEAR RETURN BEFORE EXPENSE WAIVERS
DECEMBER 31, 1998

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                                   DAILY                ST GOVERNMENT           ST
                                  INCOME                    BOND               BOND
                                -------------           -------------      -----------

1 YEAR TR, 12/31/98                4.91%                      5.51%            6.40%
                                -------------           -------------      -----------
Expense Adjustment:
Ratio of gross expenses before
  voluntary expense limitations
  to average net assets           -0.87%                     -1.03%           -0.84%

Ratio of expenses to average
  net assets                      -0.80%                     -0.75%           -0.75%
                                -------------           -------------      -----------
Total Return Adjustment           -0.07%                     -0.28%           -0.09%
                                -------------           -------------      -----------
1 Year TR before expense
  Waivers, 12/31/98                4.84%                      5.23%            6.31%
                                =============           =============      ===========
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